Exhibit 23 (h-8)

                          SUB-ADMINISTRATION AGREEMENT

     THIS SUB-ADMINISTRATION AGREEMENT ("Agreement") is made as of July 1, 2006 among PACIFIC CAPITAL FUNDS (the "Trust"), a Massachusetts business trust registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219 and BANK OF HAWAII ("Administrator"), a Hawaii banking corporation with its principal office at 130 Merchant Street, Honolulu, Hawaii 96813.

     WHEREAS, Administrator has entered into an Administration Agreement of even date herewith (the "Administration Agreement") with the Trust; and

     WHEREAS, BISYS previously served as the administrator to the Trust pursuant to an administration agreement between the Trust and BISYS, as amended, and Administrator previously provided certain sub-administration services to the Trust pursuant to a sub-administration agreement between BISYS and Administrator, which agreements were terminated by the parties effective as of June 30, 2006; and

     WHEREAS, pursuant to the Administration Agreement, Administrator has agreed to provide certain administration services for the Trust and the underlying investment portfolios of the Trust (each individually referred to in this Agreement as a "Fund" and collectively as the "Funds");

     WHEREAS, the Trust desires to retain BISYS to perform certain administration services for the Funds; and

     WHEREAS, BISYS is willing to perform such services, and the Trust is willing to retain BISYS, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Trust, Administrator and BISYS agree as follows:

     1.   Retention of BISYS.

          (a) The Trust hereby appoints BISYS, subject to the supervision, direction and control of Administrator and to the supervision, direction and control of the Trust's board of trustees (the "Board"), to furnish the Funds with the services described in Schedule A to this Agreement (the "Services") in accordance with the service standards set forth in Schedule D.

          (b) The Trust hereby represents and warrants to BISYS and Administrator that this Agreement has been disclosed to, and approved by, the Board.

          (c) With the prior approval of the Trust and Administrator, BISYS may utilize agents and/or subcontractors ("Sub-Agents") to perform some or all of BISYS' obligations under this Agreement; provided, however, that BISYS shall be fully responsible for the acts of each such Sub-Agent and shall not be relieved of any of its obligations under this Agreement by the appointment of a Sub-Agent.

     2.   Allocation of Charges and Expenses.

          (a) BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers and trustees of the Trust who are affiliated persons of BISYS or any affiliated person of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any other employee of the Trust retained by the Trust to perform services on behalf of the Trust. Administrator will perform all services required to be performed by it under the Administration Agreement, except those services as are required to be performed by BISYS under this Agreement.

          (b) The parties agree and acknowledge that pursuant to the Administration Agreement the Trust has undertaken to pay or cause to be paid all expenses of the Trust not otherwise allocated to Administrator under the Administration Agreement or to BISYS under this Agreement, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of trustees who are not affiliated persons of Administrator or any affiliated person of Administrator, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisors as set forth in its investment advisory agreements with the Trust.

     3.   Compensation of BISYS.

          (a) In consideration of BISYS' performance of the Services, the Trust will pay BISYS the fees set forth on Schedule B to this Agreement. In addition to such fees and except as otherwise provided in this Agreement, the Trust will reimburse BISYS for all of its reasonable out-of-pocket expenses (for which no mark-up for BISYS overhead shall be included) incurred in providing the Services, including, but not limited to, travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at (i) Board meetings and (ii) any other meetings for which such attendance is requested or agreed upon by the parties.

          (b) If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, BISYS' compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of BISYS' compensation for the preceding month shall be made promptly.

          (c) In the event that BISYS is requested or authorized by the Administrator or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by BISYS to the Administrator or any Fund, the Trust will, so long as BISYS is not the subject of the investigation or proceeding in which the information is sought, pay BISYS for its professional time (at its standard billing rates) and reimburse BISYS for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

          (d) All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     4. Indemnification and Limitation of Liability of the Trust, BISYS and Administrator.

          (a) The duties of BISYS shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against it under this Agreement. BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust or Administrator for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties under this Agreement, except a loss resulting from its willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified by this Agreement. As used in this
Section 4, the term "BISYS" shall include directors, officers, employees and other agents of BISYS as well as BISYS itself, to the extent such persons' conduct relates to the performance of the Services under this Agreement. Any officer, director, employee or agent of BISYS who is or who becomes an officer, trustee, director, employee or agent of the Trust shall be deemed, when engaged in rendering the Services under this Agreement in such capacity, to be rendering services directly to or for the Trust, and shall not be deemed to be acting as an officer, director, employee or agent or one under the control or direction of Administrator or BISYS.

          (b) Except as provided in Section 3(c) of this Agreement, so long as BISYS acts in good faith and without negligence, willful misfeasance or reckless disregard of its obligations and duties under this Agreement, the Trust shall indemnify BISYS and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of BISYS' actions or omissions with respect to the performance of the Services.

          (c) Except as provided in Section 4(d), BISYS shall indemnify the Trust and Administrator and hold each of them harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") arising directly or indirectly out of BISYS' actions or omissions involving BISYS' negligence, bad faith, willful misfeasance or reckless disregard of its obligations and duties under this Agreement. It is understood that if either the Trust or Administrator suffers a Loss for which BISYS is obligated to indemnify such party, BISYS shall not be obligated to indemnify also the other party for such same Loss, and if BISYS assumes the defense, BISYS shall be entitled to utilize the same counsel to represent both the Trust and Administrator, subject to the reasonable approval of Trust and Administrator.

          (d) Except as provided in Section 4(c), Administrator shall indemnify BISYS and hold it harmless from and against any and all Losses arising directly or indirectly out of Administrator's actions or omissions involving Administrator's negligence, bad faith, willful misfeasance or reckless disregard of its obligations, duties, instructions and supervisions under this Agreement.

          (e) The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited, subject to the agreement that amounts so advanced must be returned to the extent that indemnification is ultimately found not to be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.

          As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith and not effect any settlement or confess judgment without the consent (not to be unreasonably withheld or delayed) of the indemnifying party, and an indemnifying party shall not effect a settlement or confess judgment without the consent (not to be unreasonably withheld or delayed) of the indemnified party unless the indemnifying party obtains a full written release of all claims asserted and with no obligations on the indemnified party.

          The indemnifying party shall be entitled to participate at its own expense, or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnify provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

          (f) BISYS may apply to Administrator at any time for instructions and may consult with counsel for Administrator and/or the Trust with respect to any matter arising in connection with BISYS' duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel. BISYS shall notify Administrator at any time BISYS believes that it is in need of the advice of outside counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement. After so notifying Administrator, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of outside legal counsel of its choosing, such advice to be at the expense of the Trust unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard of BISYS' obligations and duties under this Agreement.

          (g) In performing the Services, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the Funds, as well as the minutes of Board meetings (if applicable) and other records of the Trust, unless BISYS receives written instructions to the contrary in a timely manner from the Trust or Administrator. BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust or Administrator.

          (h) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SIMILAR DAMAGES, OR FOR LOST PROFITS OR LOST REVENUE, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER ANY PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     5.   Activities of BISYS.

          The services of BISYS to be rendered under this Agreement are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that trustees, directors, officers, employees and shareholders of the Trust are or may be or become interested in BISYS as officers, employees or otherwise and that directors, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a shareholder or otherwise.

     6.   Duration of this Agreement.

          (a) This Agreement shall become effective upon the date hereof, and shall continue in effect until December 31, 2009 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause or (iv) subject to (d) below, with respect to a particular Fund, by the merger, dissolution or reorganization of a Fund such that the provision of the Services to that Fund is no longer necessary. Written notice of nonrenewal must be provided at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be. This Agreement shall terminate automatically upon the termination of the Administration Agreement. BISYS expressly agrees and acknowledges that the exercise by Administrator of any rights it may have under the Administration Agreement, including, in particular, any rights Administrator may have from time to time to terminate the Administration Agreement, shall not be restricted or limited in any manner by this Agreement; however, Administrator and the Trust expressly agree and acknowledge that a termination of the Administration Agreement shall not relieve the Trust of its obligations to make the one time cash payment to BISYS under Subsection (d) below.

          (b) As indicated above, this Agreement may be terminated for "cause." For these purposes, "cause" shall mean (i) a material breach of this Agreement that has not been remedied for 30 days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business;
(iii) the Board, upon a vote of the independent trustees, reasonably determines that continued association with BISYS will be materially damaging to the Funds as a result of regulatory matters with respect to BISYS arising after the date of this Agreement; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. For purposes of this definition of "cause," a material breach shall include, but not be limited to, any failure on the part of the Trust to pay the fees due and payable to BISYS pursuant to Section 3 of this Agreement within 60 days following the due date; provided, however, that BISYS shall not terminate this Agreement based solely upon a failure to pay an amount to BISYS which is the subject of a good faith dispute, if (x) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (y) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

          (c) Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust and the Administrator upon termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust and the Administrator, in addition to the fees and disbursements provided by Article 3 hereof, the amount of all BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust's property, records, instruments and documents.

          (d) Subject to paragraph (f), if, for any reason (including, without limitation, termination of the Administration Agreement) other than (i) non-renewal, (ii) mutual agreement of the parties or (iii) "cause" for termination of BISYS hereunder, BISYS' services are terminated hereunder, BISYS is replaced as sub-administrator, or if a third party is added by Administrator or the Trust to perform all or a material part of the Services, then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during
(x) the next 6 months or (y) if less than 6, the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average net asset values of the Trust and fees payable to BISYS monthly during the 12 months prior to the date that services terminate, BISYS is replaced or a third party is added. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

          (e) Notwithstanding the foregoing, following any termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Trust and the Administrator, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.

          (f) In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide sub-administration services consistent with this Agreement, including the level of assets subject to such services. Notwithstanding the foregoing, up to two (2) Funds of the Trust may be completely liquidated in any given year without incurring liquidated damages, but only if the liquidation occurs for legitimate economic or regulatory reasons, rather than pursuant to any express or tacit plan, understanding or arrangement whereby the assets of the Fund are designed or intended to migrate, directly or indirectly, to another investment company or other investment vehicle.

          (g) The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

     7.   Assignment.

          This Agreement shall not be assignable by any party without the written consent of the other parties. This Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns.

     8.   Amendments.

          No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties to this Agreement.

     9.   Certain Records.

          BISYS shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS shall be the property of the Trust and will be made available to or surrendered promptly to Administrator upon its request or to the Trust upon its request, and/or made available for inspection by the Commission at reasonable times.

          In case of any request or demand for the inspection of such records by another party, BISYS shall notify Administrator and follow Administrator's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records to any person in any case where it is advised by counsel to the Trust that the Trust may be held liable for failure of BISYS to do so, or BISYS could be held in contempt for failure to do so.

     10.  Definitions of Certain Terms.

          The term "affiliated person," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

          Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     11.  Notice.

          Any notice required or permitted to be given by a party to the another party shall be deemed sufficient if sent by registered or certified mail, postage prepaid, or by nationally recognized overnight courier, addressed by the party giving notice to the other party at the following address: if to the Trust, at Pacific Capital Funds, 130 Merchant Street, Suite 240, Honolulu, Hawaii 96813, Attention: President; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section, if to Administrator, at 130 Merchant Street, Suite 240, Honolulu, Hawaii 96813, Attention: Product Manager, Investment Products Division; and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219, Attention: President; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     12.  Governing Law.

          This Agreement shall be construed in accordance with the laws of the State of New York, subject to any applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act or the rules and regulations thereunder, the latter shall control. The parties expressly acknowledge that the obligations of the Trust are not binding upon any of the Trustees, shareholders, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust.

     13.  Counterparts.

          This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     14.  Confidentiality/ Privacy.

          BISYS shall keep confidential all books and records relating to the Fund and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest and a legal right to such information at such time consistent with the Trust's Declaration of Trust, Prospectus and applicable law, or (v) as requested or authorized by the Trust or Administrator (including pursuant to its policies and procedures). BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence to the extent reasonably practicable.

          BISYS acknowledges that nonpublic personal financial information relating to consumers or customers of the Trust provided by or at the direction of the Trust to Administrator or BISYS, or collected or retained by Administrator or BISYS to perform its duties as administrator or sub-administrator of the Funds, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, except at the direction of the Trust or Administrator or as required or permitted by law. BISYS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers or customers of the Trust. BISYS acknowledges and agrees to comply with the Trust's Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P.

     15.  Force Majeure

          BISYS shall maintain at its expense adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's or Administrator's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility and shall not be liable hereunder for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. No party to this Agreement will be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation: any interruption, loss or malfunction of any utility, any transportation service, the Internet, the World Wide Web, or any other public technology infrastructure; inability to obtain transportation or a delay in mails; governmental or securities exchange action, statute, ordinance, rulings, regulations or direction; war, terrorism, strike, riot, emergency, civil disturbance, vandalism, explosions, freezes, floods, fires, tornadoes, hurricanes, acts of God or public enemy, revolutions, or insurrection.

          BISYS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the Services.

     16.  Prior Agreements

          This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

     17.  Representations and Warranties

          Each party hereby represents and warrants to the others that:

          (a) It is a corporation or trust, as the case may be, duly incorporated or formed and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

          (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

          (c) It is in compliance in all material respects with all laws and regulations applicable to its business and operations; and

          (d) This Agreement has been duly authorized by it and, when executed and delivered by it, will constitute its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

     IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the day and year first above written.

BISYS Fund Services Ohio, Inc.


By: /s/ Fred Naddaff
    ---------------------------------
Name: Fred Naddaff
      -------------------------------
Title: President
       ------------------------------


Bank of Hawaii


By: /s/ Jennifer Lane
    ---------------------------------
Name: Jennifer Lane
      -------------------------------
Title: Assistant Vice President
       ------------------------------


Pacific Capital Funds


By: /s/ Robert Crowell
    ---------------------------------
Name: Robert Crowell
      -------------------------------
Title: President
       ------------------------------

                                   SCHEDULE A

                                    SERVICES

BISYS shall:

1. manage expense accruals, expense allocations, budgeting and periodic review thereof, calculate Trust expenses and control all disbursements for the Trust.

2. compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

3. prepare, with the assistance of Administrator, investment adviser(s), and the Fund's officers, (i) the annual update to the Trust's registration statement on Form N-1A, (ii) other amendments to the Trust's registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) submit the same for review by the Trust and its counsel and file any of the foregoing with the Commission upon the request of the Trust or counsel to the Trust;

4. prepare such reports, applications and documents (including reports regarding the sale and redemption of shares of beneficial interest in the Trust as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares of beneficial interest in the Trust ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

5. coordinate and prepare, with the assistance of the Administrator, investment adviser(s) and the Funds' officers, drafts of communications to shareholders of record of the Funds ("Shareholders"), including the annual and semi-annual reports to Shareholders; coordinate the printing and distribution of prospectuses, supplements, proxy materials and reports to Shareholders;

6. prepare and file the certified final versions of shareholder reports on Form N-CSR;

7. provide proxy support services by (i) attending shareholder meetings and recording the minutes and (ii) coordinating the solicitation and tabulation of proxies in connection with the annual meeting of Shareholders each year, if one is held;

8. administer contracts on behalf of the Trust with, among others, the investment advisers, distributor, custodian, transfer agent and fund accountant;

9. calculate dividends and other distributions, ensure that such distributions are in compliance with applicable income tax, excise tax and other requirements, and supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

10. calculate performance data of the Funds for dissemination to up to six (6) information services covering the investment company industry;

11. coordinate and supervise the preparation and filing of the Trust's tax returns;

12. assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders, prospectuses, prospectus supplements, and proxy statements;

13. assist the Administrator with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

14. make available appropriate individuals to serve as officers of the Trust, upon designation as such by the Board, to serve in ministerial capacities related to services provided by BISYS as determined by the Board, or to serve in executive capacities subject to the provisions of Schedule C to this Agreement and the BISYS policies referred to in such Schedule C;

15. advise the Trust, Administrator and the Board on matters concerning the Trust, the Funds and their affairs;

16. obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Board;

17. monitor and advise the Trust, Administrator and the Funds on the Funds' regulated investment company status under the Internal Revenue Code of 1986, as amended;.

18. assist the Administrator in examining and reviewing the operations and performance of the various organizations providing services to the Trust or any Fund, including, without limitation, the investment advisers, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board, report to the Board on the performance of such organizations;

19. prepare and file the Funds' Form N-SAR and file all required notices pursuant to Rule 24f-2;

20. prepare and file holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year and prepare and file Form N-PX;

21. maintain organizational records on behalf of the Trust, including, but not limited to, minute books, Declaration of Trust and By-Laws;

22. assist the Administrator in preparing for and administering Board meetings of the Trust by (i) coordinating Board book production and distribution,
     (ii) subject to review and approval by the Administrator, the Trust and its counsel, preparing Board agendas, resolutions, and minutes, (iii) providing appropriate personnel to attend Board meetings and record the minutes of such meetings, and producing and distributing materials for Board meetings, including the relevant sections of the Board materials pertaining to the responsibilities of BISYS, (iv) assisting (including by providing statistical industry information upon specific request in conjunction with contract renewals) the Administrator in its role of coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, (v) overseeing and coordinating payment of Trustee compensation, and (vi) performing such other Board meeting functions as may be agreed by the parties;

23. prepare and revise Trust policies and procedures, in coordination with the Administrator, and submit the same for review by the Trust and its counsel;

24. prepare amendments to the Trust's Declaration of Trust and submit the same for review by the Trust and its counsel; and file such amendments with the State of Massachusetts;

25. prepare, coordinate and facilitate distribution of trustee/officer questionnaires, submit the same for review by the Trust and its counsel, and respond to trustees/officers questions relating thereto;

26. perform necessary administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust's or such Fund's administration agreement, investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement or fund accounting agreement;

27. furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust, Administrator and BISYS shall determine desirable;

28. provide assistance and guidance to the Administrator, with the Administrator taking the lead role, with respect to matters governed by or related to regulatory requirements and developments with respect to the Trust including: monitoring regulatory and legislative developments which may affect the Trust, and assisting in strategic planning in response thereto; assisting the Trust and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Trust in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to

     SEC inspections includes (i) rendering advice regarding proposed responses,
     (ii) compiling data and other information in response to SEC requests for information, and (iii) communicating with Trust management and portfolio managers to provide status updates; and,

29. provide appropriate assistance with respect to audits conducted by the Funds' independent auditors, including compiling data and other information as necessary.

     BISYS shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time. Such services may include state securities law exemption services, performing internal audit examinations, mailing the annual and semi-annual reports of the Funds, preparing an annual list of Shareholders, and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay such fees as may be mutually agreed upon, including BISYS' out-of-pocket expenses.

                                   SCHEDULE B

                                      FEES

     For the services set forth on Schedule A to this Agreement, the Trust shall pay to BISYS compensation as follows: (i) at an annual rate of 5.0 basis points (.05%) of the average daily net assets of the Trust and (ii) $10,000 per annum for the legal services provided hereunder. The Trust will pay all such compensation to BISYS monthly.

     The Trust shall also reimburse BISYS for its out-of-pocket expenses as set forth in Section 3(a) of this Agreement, within thirty (30) days of receipt of BISYS' invoice therefore, in accordance with the terms of this Agreement.

     Fixed fees and other fees expressed as stated dollar amounts in this schedule and in the Agreement shall be subject to increase annually commencing on the one-year anniversary date of the effective date of this Agreement to reflect any annual percentage increase in the Consumer Price Index published by the U.S. Department of Labor.

                                   SCHEDULE C

                      PROVISIONS APPLICABLE TO INDIVIDUALS
                          SERVING IN CERTAIN CAPACITIES

The provisions of this Schedule C apply only if BISYS makes available appropriate individuals to serve as officers of the Trust, upon designation as such by the Board, to serve in ministerial capacities related to services provided by BISYS as determined by the Board, or to serve in executive capacities of the Trust.

     To assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Trust, "Sarbanes-Oxley"), BISYS will internally establish and maintain controls and procedures ("BISYS internal controls") designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Trust and included in financial information certified by Trust officers ("Certifying Officers") on Form N-CSR and Form N-Q ("Reports") is (a) recorded, processed, summarized, and reported by BISYS within the time periods specified in the Commission's rules and forms and the corresponding disclosure controls and procedures of the Funds, which may be disclosure controls and procedures provided by BISYS ("Fund DCPs"), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs. In addition, BISYS internal controls will be designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Trust and included in financial information certified by Trust officers is prepared in accordance with generally accepted accounting principles and the internal controls over financial reporting of the Funds ("Fund ICFRs")

     If requested by Certifying Officers with respect to a fiscal period during which BISYS serves or served as financial administrator or sub-administrator, BISYS will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to BISYS' services solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by BISYS, and as to BISYS internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering such sub-certifications concerning Fund Reports, BISYS may (a) limit its representations to information prepared, processed and reported by BISYS;
(b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Funds, including any other service providers to the Funds (other than BISYS and its affiliates) and compliance by such officers and agents with the Fund DCPs and Fund ICFRs, including but not limited to, the investment advisers and each Fund's custodian; and (c) assume that the Trust has selected the appropriate accounting policies for the Funds.

     The Administrator will ensure that the Trust shall assist and cooperate with BISYS (and shall cause its officers, investment advisers and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Trust's Form N-CSR and Form N-Q, including Fund financial statements, so that BISYS may submit a draft Report to the Trust's Disclosure Controls and Procedures Committee ("Fund DCP Committee") prior to the date the relevant Report is to be filed. The relevant Certifying Officers and the Chief Legal Officer, if any, of the Fund shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and Form N-Q and in the financial statements for the Funds are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee. At the request of the Trust or its Certifying Officers, BISYS shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications and SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

     Administrator and the Trust recognize the Trust's obligation to comply with Sarbanes-Oxley. Without limitation of the foregoing, the Trust will maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Fund's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same), and (b) evaluating the effectiveness of the design and operation of the Fund DCP with (at the Trust's election) the participation of the Certifying Officers, within the requisite timeframe prior to the filing of each Report and (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws.

     The Trust agrees and acknowledges that BISYS Policies are applicable to the service of any BISYS employee as a Certifying Officer or as Chief Legal Officer, if any, of the Trust (an "Employee/Executive Officer"), and that to the extent this service is rendered by BISYS it is limited, in each case, to providing an Employee/Executive Officer who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. BISYS shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as an Employee/Executive Officer, in BISYS' reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Trust's operations; provided, however, that no such employee shall serve as an officer of the Trust until approved and appointed by the Board of Trustees of the Trust.

     BISYS' provision of each Employee/Executive Officer is also subject to, and conditioned upon, the following:

(a) The Fund DCPs shall contain (or the Trust and BISYS shall otherwise establish) mutually agreeable procedures governing the certification process, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

     (i) The Trust shall establish and maintain a Fund DCP Committee comprised of persons including (at a minimum) the Company's Principal Executive Officer, Chief Financial Officer ("CFO") Chief Legal Officer (if any), at least one BISYS representative other than the CFO or Chief Compliance Officer (if such officers are provided by BISYS), at least one representative of the investment adviser, and such other individuals as may be reasonably necessary or appropriate for the Fund DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's agents that records, processes, summarizes, or reports information contained in Reports (or other information from which such information is derived), including the investment adviser(s), sub-adviser(s) and custodian (each, a "Service Provider"). In connection therewith, the Fund DCP Committee shall assist the Certifying Officers by requiring that sub-certifications acceptable to the Certifying Officers be provided by Service Providers.

     (ii) The Fund DCP Committee shall meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report, and shall record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Fund DCPs as required by the instructions to Form N-CSR and Form N-Q. In conducting its review and evaluations, the Fund DCP Committee shall:

          (A) establish a schedule to ensure that all required disclosures in Form N-CSR and Form NQ, including the financial statements, for the Trust are identified and prepared in a timeframe sufficient to allow review;

          (B) review SAS 70 Reports pertaining to Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of a sub-certification of the Service Provider and, in cases where the SAS 70 report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the Service Provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the representation;

          (C) consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Fund DCPs and internal control over financial reporting that could adversely affect the Trust's ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Trust's Certifying Officers, the Trust's audit committee and its auditors;

          (D) consider whether, to the knowledge of each member of the Fund DCP Committee, there has been or may have been any fraud, whether or not material, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Certifying Officers and Chief Legal Officer, if any (collectively, the "Executive Officers"), so that the Executive Officers may inform the Trust's audit committee and its auditors; and

          (E) determine whether there were significant changes in internal control over financial reporting that occurred during the Trust's most recent fiscal quarter that have materially affected or are reasonably likely to materially affect the Trust's internal control over financial reporting.

(b) The Trust's governing documents (such as its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Employee/Executive Officer, and which are intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service as an Employee/Executive Officer in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, within the meaning of Section 17(h) of the 1940 Act.

(c) The Trust shall provide coverage to each Employee/ Executive Officer under its directors and officers liability policy that is appropriate to the Employee/Executive Officer's role and title, and that is consistent with coverage applicable to other executive management-level officers.

(d) An Employee/Executive Officer that serves as a Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, to report matters involving fraud or other failure to meet the standards of applicable law to the audit committee of the Board, or in appropriate circumstances, to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (1) a material deviation from the BISYS policies, (2) a violation of Sarbanes-Oxley or other applicable laws, or (3) a material deviation by the Trust from the terms of this Agreement governing the services of such Certifying Officer that is not caused by such Certifying Officer or BISYS.

(e) Each Employee/Executive Officer that serves as a Certifying Officer may, and the Administrator will ensure that the Trust shall, promptly notify BISYS and Administrator of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, the Trust's shareholders or any third party which involves an allegation that any Report failed to meet the standards of applicable laws or that any of the Trust's Certifying Officers failed to exercise their obligations to the Trust in a manner consistent with Sarbanes-Oxley and other applicable laws.

(f) Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with Sarbanes-Oxley, and (b) if a BISYS employee serves as an Executive Officer of the Trust, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and such Executive Officer would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify and hold harmless the Executive Officer, and indemnify and hold harmless BISYS (so long as BISYS would not otherwise be liable to the Trust by reason of BISYS' negligence, bad faith, willful misfeasance or reckless disregard of its obligations under this

Agreement), from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting from the service of such Employee/Executive Officer as a Certifying Officer or other executive officer of the Trust.

                                   SCHEDULE D

                       TO THE SUB-ADMINISTRATION AGREEMENT
                                      AMONG
                             PACIFIC CAPITAL FUNDS,
                         BISYS FUND SERVICES OHIO, INC.
                                       AND
                                 BANK OF HAWAII

                                SERVICE STANDARDS

The service standards are subject to all terms and conditions of this Agreement, including without limitation, Section 15, and BISYS shall not be subject to the service standards set forth herein in the case of events beyond BISYS' reasonable control including, without limitation, force majeure events and/or when BISYS has declared a disaster and must operate pursuant to its disaster recovery and business continuity plan. In addition, it is understood and agreed that the service standards are dependent upon timely cooperation and timely authorization of filings by the Trust and Administrator. BISYS shall have no liability for any failure to meet service standards that, directly or indirectly, arises from actions, delays or failures of the Trust or Administrator.

BISYS' performance with respect to the service standards in this Agreement, the Fund Accounting Agreement between BISYS and the Trust as amended as of the date hereof, and the Transfer Agency Agreement between BISYS and the Trust as amended as of the date hereof (collectively, the "Service Agreements") shall be measured on a rolling three-month basis and reported on a monthly basis for the previous three months by each category of service standard (category 1, category 2 and category 3) in the aggregate for all Service Agreements (without regard to the Service Agreement under which such services were provided).

If BISYS fails to meet two or more service standards within the same category (without regard to Service Agreement) in any calendar month, such failure shall be referred to as "Similar Deficiency." If a Similar Deficiency occurs in such calendar month and the immediately preceding calendar month, the Trust shall be entitled to a 2.5% reduction in its Net Fees (as defined below) payable to BISYS for the following calendar month. If a Similar Deficiency occurs in such calendar month and each of the two immediately preceding calendar months, the Trust shall be entitled to a 5.0% reduction in its Net Fees payable to BISYS for the following calendar month.

If BISYS fails to meet two or more service standards within different categories (without regard to Service Agreement) in any calendar month, such failure shall be referred to as a "Different Deficiency"). If a Different Deficiency occurs in such calendar month and the immediately preceding calendar month, the Trust shall not be entitled to any reduction in its Net Fees payable to BISYS for the following calendar month. If a Different Deficiency occurs in such calendar month and each of the two immediately preceding calendar months, the Trust shall be entitled to a 2.5% reduction in its Net Fees payable to BISYS for the following calendar month. If a Different Deficiency occurs in such calendar month and each of the three immediately preceding calendar months, the Trust shall be entitled to a 5.0% reduction in its Net Fees payable to BISYS for the following calendar month.

"Net Fees" for a particular month shall mean the aggregate fees payable under the Service Agreements, excluding any out-of-pocket expenses or miscellaneous service fees, such as ad hoc reports) with respect to such month's services.

Furthermore, if Similar or Different Deficiencies occur in three months of any rolling four month period, then the Trust shall be entitled to a 2.5% reduction in the Net Fees payable to BISYS for the following month.

However, in no event will the Trust be entitled to a fee reduction greater than 5.0% in any given month.

CATEGORY                                 ITEM                   FACTOR               SERVICE LEVEL
--------                                 ----                   ------               -------------
Expenses - Category 1      Expense Budgeting                  Frequency    Analyze and adjust expense accruals
                                                                           as needed. At a minimum, an annual
                                                                           budget will be produced And 11
                                                                           monthly analysis will be completed
                                                                           for The last 11 months of the
                                                                           fiscal year.

Expenses - Category 1      Expense Summary                    Accuracy     Figures reflect the most current
                                                                           rate. "Actual" columns reflect the
                                                                           most recent recalculation for asset
                                                                           based fees, as well as any
                                                                           applicable fee waivers. Reports
                                                                           will be delivered by 3rd business
                                                                           day following month end

Expenses  - Category 1     Payment of Invoices                Timeliness   100% paid within 3 weeks of initial
                                                                           receipt of invoice

Expenses - Category 1      Payment of Asset Based Fees        Timeliness   Recalculated and prepared payment
                                                                           authorizations for all asset-based
                                                                           fees monthly. To be completed
                                                                           within 3 business days of the end
                                                                           of the relevant calculation period

SEC Filing - Category 3    N-SAR, N-Q, N-CSR, 24F-2 & N-PX    Timeliness   Completed and filed with SEC within
                                                                           statutory deadline for each filing.

Shareholder Report -       Annual and Semi-Annual Report      Timeliness   Completed and distributed by the
Category 3                                                                 60th day following the report date

Tax - Category 1           Excise Distribution calculations   Timeliness   Calculated and declared income and
                                                                           capital gain distributions prior to
                                                                           December 31 of each year

All Filings -              All SEC or IRS Filings and         Accuracy     No material errors, which would
Category 3                 Shareholder Reports                             require reprinting and/or refiling

Performance Reports -      Monthly Gross and Net of Fee       Timeliness   100% delivery by 5th business day
Category 1                 Returns                                         following each month end

Performance Reports -      Yields and Distributions           Timeliness   100% delivered by the 5th business
Category 1                                                                 day following each month end.

Registration Statement -   Registration Statement             Timeliness   Within 120 calendar days of the end
Category 3                                                                 of the fund's fiscal year-end. No
                                                                           material deviations from mutually
                                                                           agreed upon timeline unless
                                                                           previously agreed upon by the
                                                                           parties.

Supplements/Updates -      497 filing(s)                      Timeliness   497 filing(s) to be made within 5
Category 3                                                                 calendar days of N-1A
                           Proxy Statements                                effectiveness.

                                                                           For both 497 filing(s) and proxy
                                                                           statements, there will be no
                                                                           material deviations from mutually
                                                                           agreed upon timeline unless
                                                                           previously agreed upon by parties.

Board Meetings -           Preparation of Draft Agenda and    Timeliness   At least 8 weeks prior to next
Category 3                 Checklist                                       Board meeting

Board Meetings -           Distribute Draft Board materials   Timeliness   At least 4 weeks prior to next
Category 3                                                                 Board meeting

Board Meetings -           Distribute Final Board Materials   Timeliness   At least 10 calendar days prior to
Category 3                                                                 meeting -

Board Meetings -           Preparation of Draft Board         Timeliness   Within 45 calendar days following
Category 3                 Minutes                                         previous Board meeting

Board Meetings -           Preparation of Draft Pricing       Timeliness   Within 2 weeks following each
Category 3                 Committee Minutes                               pricing committee meeting

Custom Reports -           Custom Reports                     Timeliness   Following receipt of a request for
Category 1                                                                 a custom report, BISYS will
                                                                           acknowledge receipt and include
                                                                           such request in the next OPI
                                                                           report. Within two weeks of
                                                                           request, BISYS will submit the
                                                                           request to internal development
                                                                           Review Committee (DRC) for
                                                                           requirement Review, Analysis and
                                                                           Design Review and Migration
                                                                           Determination. BISYS will provide
                                                                           status updates weekly to include
                                                                           preliminary estimates as available.